SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                                (Amendment No. 1)

                            Collectors Universe, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 Par Value Per Share
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    19421R200
        ----------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 January 1, 2005
        ----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


        [ ]  RULE 13d-1(b)
        [X]  RULE 13d-1(c)
        [ ]  RULE 13d-1(d)

CUSIP NO. 19421R200                                                  Page 2 of 9
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1)      Name And I.R.S. Identification No. Of Reporting Person

        Shannon River Fund Management Co LLC  02-0657358
-------------------------------------------------------------------------------
2)      Check The Appropriate Box If A Member Of A Group (See Instructions)
        (a)
        (b) [X]
-------------------------------------------------------------------------------
3)      SEC Use Only
-------------------------------------------------------------------------------
4)      Citizenship or Place of Organization:  Delaware
-------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES               299,538 Shares (1)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 299,538 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power:
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person : 299,538 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row (9): 3.5% of Common Stock
--------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions) OO (Limited Liability
        Company)
--------------------------------------------------------------------------------

(1) Shannon River Fund Management Co LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Shannon River Partners, L.P and Shannon River Partners II, L.P., to which First New York Securities LLC disclaims any beneficial ownership interest. Spencer Waxman holds an indirect beneficial ownership interest in these shares.

CUSIP NO. 19421R200                                                  Page 3 of 9
--------------------------------------------------------------------------------
1)      Name and I.R.S. Identification No. of Reporting Person (entities only)

        Shannon River Partners, LP  05-0544322
--------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
        (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES               123,234 Shares (1)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 123,234 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power:
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         123,234 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9): 1.43 % of Common
         Stock
--------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

(1) Shannon River Partners, L.P. directly beneficially owns these shares of Common Stock, to which First New York Securities LLC disclaims any beneficial ownership interest.

CUSIP NO. 19421R200                                                  Page 4 of 9
--------------------------------------------------------------------------------
1)      Name and I.R.S. Identification No. of Reporting Person (entities only)

        Shannon River Partners II, LP  20-0597408
--------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
        (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES               176,304 Shares (1)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                               176,304 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power:
--------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person:
        176,304 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row (9): 2.05 % of Common
        Stock
--------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

(1) Shannon River Partners II, L.P. directly beneficially owns these shares of Common Stock, to which First New York Securities LLC disclaims any beneficial ownership interest.

CUSIP NO. 19421R200                                                  Page 5 of 9
--------------------------------------------------------------------------------
1)      Name and I.R.S. Identification No. of Reporting Person (entities only)

        First New York Securities, LLC  13-3270745
--------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
        (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES               169,535 Shares (1)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                               169,535 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power:
--------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person:
        169,535 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row (9):
        1.97% of Common Stock
--------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions)
        OO (Limited Liability Company)
--------------------------------------------------------------------------------

(1) First New York Securities, LLC directly beneficially owns these shares of Common Stock, which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Fund Management CO LLC disclaims any beneficial ownership interest. Spencer Waxman, as Portfolio Manager with respect to these shares, holds an indirect beneficial interest in these shares.

ITEM 1(a).  Name of Issuer:
         Collectors Universe, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
         1921 E. Alton Avenue, Santa Ana, California, 92705
         -----------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
         -----------------------------------------------------------------------
         Shannon River Fund Management Co LLC ("SRFM")
         -----------------------------------------------------------------------
         Shannon River Partners, LP ("SRP")
         -----------------------------------------------------------------------
         Shannon River Partners II, LP ("SRP II")
         -----------------------------------------------------------------------
         First New York Securities, LLC ("FNY")
         -----------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
         850 Third Avenue, 10th Floor, New York, New York 10022
         -----------------------------------------------------------------------

ITEM 2(c).  Citizenship:
         -----------------------------------------------------------------------
         SRFM is  a Delaware Limited Liability Company
         -----------------------------------------------------------------------
         SRP and SRP II are Delaware Limited Partnerships
         -----------------------------------------------------------------------
         FNY is a New York Limited Liability Company
         -----------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:
         Common Stock, $.001 Par Value Per Share
         -----------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  19421R200

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:
         None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.   Ownership:
(a) Amount beneficially owned by all reporting persons: 469,073 Shares
(b) Percent of class: 5.5% of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)      sole power to vote or to direct the vote: 469,073 Shares
         (ii)     shared power to vote or to direct the vote

         (iii)    sole power to dispose or to direct the disposition: 469,073
                  Shares
         (iv)     shared power to dispose or to direct the disposition


ITEM 5. Ownership of five percent or less of a class.
        Not applicable

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
        Not applicable.

ITEM 8. Identification and classification of members of the group.
        None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this statement are identified in Item 2 hereof.

ITEM 9. Notice of dissolution of group.
        See Exhibit 1.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   March 31, 2005

                                   SHANNON RIVER FUND MANAGEMENT CO LLC


                                       By:  /s/Spencer Waxman
                                           -------------------------------------
                                            Spencer Waxman, Managing Member


                                   SHANNON RIVER PARTNERS, L.P.

                                       By: Shannon River Fund Management Co LLC,
                                             General Partner

                                             By: /s/Spencer Waxman
                                                 -------------------------------
                                                 Spencer Waxman, Managing Member


                                   SHANNON RIVER PARTNERS II, L.P.

                                       By: Shannon River Fund Management Co LLC,
                                             General Partner

                                             By: /s/Spencer Waxman
                                                 -------------------------------
                                                 Spencer Waxman, Managing Member


                                   FIRST NEW YORK SECURITIES, LLC


                                       By:/s/Harris Sufian
                                          ------------------------------
                                          Harris Sufian, Managing Member